EXHIBIT 99.2
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1812 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: May 22, 2003

GEORGIA-PACIFIC PRICES $500 MILLION SENIOR NOTES OFFERING

           ATLANTA-- Georgia-Pacific Corp. (NYSE: GP) priced its $500 million senior notes offering, consisting of $350 million of 7.375 percent senior notes due 2008 and $150 million of 8 percent senior notes due 2014. The 8 percent senior notes due 2014 will be callable at the company's option beginning in 2008. The company expects to close the offering on or about June 3, 2003. Georgia-Pacific intends to use the net proceeds from the offering to repay a portion of amounts outstanding under its revolving credit facility.

           These senior notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. Georgia-Pacific intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes following the completion of the offering.

           This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

           This news release contains forward-looking statements concerning Georgia-Pacific's offering and subsequent exchange offers. The closing of the offering and related financing transactions discussed herein are subject to customary closing conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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